NEWS RELEASE
	Contact:	Christopher L. Boone
Chief Financial Officer
(936) 631-2749
FOR IMMEDIATE RELEASE
DRG&E
Jack Lascar / 713-529-6600
Anne Pearson / 210-408-6321

LUFKIN INDUSTRIES REPORTS FIRST QUARTER 2010
RESULTS FROM CONTINUING OPERATIONS

LUFKIN, Texas, April 21, 2010 – Lufkin Industries, Inc. (NASDAQ: LUFK) today announced financial results for the first quarter of 2010.
Earnings from continuing operations for the first quarter of 2010 declined to $6.0 million, or $0.40 per diluted share, compared with $9.1 million, or $0.61 per diluted share, for the first quarter of 2009.  Excluding the impact of a $1.9 million (net of tax), or $0.13 per diluted share provision related to the class-action lawsuit against the Company, earnings from continuing operations for the first quarter of 2009 were $11.0 million, or $0.74 per diluted share.  Revenues declined to $127.1 million compared with $153.1 million for the first quarter of 2009.
“We’re encouraged by the significant jump in bookings to start 2010 and the sequential improvement in net income, after such a challenging 2009,” said John F. “Jay” Glick, president and chief executive officer of Lufkin.  “Oil prices appear to have stabilized at levels that support a resumption in capital spending in oil and natural gas liquids.
“While our first quarter results were impacted somewhat by unusually cold weather in North America, the pace of new order bookings picked up significantly, particularly in oil-related production projects.  As a result, we experienced a substantial increase in our backlog, especially in the Oilfield Division, which doubled during the quarter, driven by strong orders from the oil plays in Texas as well as in the Bakken shale in North Dakota.
“Bookings in the Power Transmission Division increased 25% from the fourth quarter of 2009, led by increases in international orders from the energy sector, which tend to be larger, longer-term contracts, and in our gear repair business in Canada.
“As a result, our combined order backlog increased to $192.5 million in the first quarter from $140.2 million in the fourth quarter of 2009, but it was still down somewhat from the $208 million at the end of last year’s first quarter.
“Overall, market fundamentals have continued to strengthen over the past two quarters as oil prices have increased and the global economy has improved.  This has encouraged increased exploration and production spending, particularly in oil drilling activities.  In the U.S., the oil-driven rig count rose 17% during the first quarter.  Over the past nine months, the U.S. oil-directed rig count has risen 126%.
“While concerns about the weak natural gas prices cause us to remain cautious in our outlook for 2010, our optimism is rising with the continued increase in bookings.  Lufkin stands to benefit significantly from customers that are increasingly transitioning capital expenditure from natural gas to oil.
“I would caution that several large domestic customers booked their entire year’s worth of orders in the first quarter, so the current rate may not be sustainable.  However, several major international jobs on the horizon could offset any potential softening in U.S. bookings,” Glick added.

 FIRST QUARTER RESULTS

Oilfield Division – Oilfield revenues for the first quarter of 2010 decreased 19% to $89.9 million, compared to $111.7 million in the first quarter of 2009, but were flat from the fourth quarter of 2009.   Oilfield’s new business bookings increased 688% from a year ago and 39% from the prior quarter.  Oilfield’s backlog doubled to $86.5 million at the end of the first quarter from $43.3 million at the end of 2009, due to order activity in the Bakken and West Texas regions.
Power Transmission Division – Revenues from Lufkin’s Power Transmission products decreased 10% to $37.2 million, compared to $41.5 million in last year’s first quarter, and decreased 2% from the fourth quarter of 2009.  New order bookings in Power Transmission rose 25% sequentially and 72% from a year ago to $46.2 million.   Power Transmission backlog at March 31, 2010, increased to $106.0 million from $97.0 million at December 31, 2009, primarily from an increase in international orders from the energy sector.
Consolidated – Gross profit margin for the first quarter increased to 22.5% of revenues, compared to 22.2% of revenues in last year’s first quarter, in spite of a 17% decline in revenues, and compared to 20.8% in the fourth quarter of 2009.  This sequential gross margin increase was the result of improved leverage on fixed costs.
Operating income declined to $9.3 million in the first quarter of 2010, compared to $12.8 million in last year’s first quarter, which included the pre-tax impact of $3 million in additional litigation expense.  Selling, general and administrative expenses as a percentage of revenues were 15.2% compared to 12.0% in the prior year period due to the decline in revenues as well as international expansion efforts.

OUTLOOK
“Steady oil prices and a continuing rise in land drilling activity are driving our cautious optimism for the rest of 2010.  These market fundamentals bode well in particular for the second half, as our customers begin to ramp up spending and commit to new projects,” Glick said.
“Our first quarter 2010 bookings were slightly ahead of expectations, and we expect continued strength, albeit at a slower pace than in the first three months of this year.  We are encouraged that several large oil and gas and LNG projects are on the horizon that could provide significant activity in the second half of 2010 in our Power Transmission Division.  This improved environment is likely to generate attractive market opportunities as we continue to improve our competitive position through investments in technology, process innovation and material cost reductions,” Glick added.

CONFERENCE CALL

Lufkin will discuss its first quarter financial results in a conference call today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).  To listen to the call, dial (480) 629-9726 and ask for the “Lufkin Industries” call at least 10 minutes prior to the start of the call.  The conference call will also be broadcast live via the Internet and can be accessed through the Investor Relations section of Lufkin’s corporate website at www.lufkin.com under “Events and Presentations.”  A telephonic replay will be available through April 28 by dialing (303) 590-3030 and entering reservation number 4278030#.
 Lufkin Industries, Inc. sells and services oilfield pumping units, foundry castings and power transmission products throughout the world.  The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management.  When used in this release, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements.  Such statements reflect the Company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company.  These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.  The Company does not intend to update these forward-looking statements and information.

(Tables to follow)

LUFKIN INDUSTRIES, INC.
Financial Highlights
(In thousands, except per share data)
(unaudited)
	Three Months Ended
	March 31,
	2010	2009
Sales	$127,123	$153,138
Cost of sales	98,500	118,955
Gross profit	28,623	34,183
Selling, general and administrative expenses	19,327	18,430
Litigation reserve	0	3,000
Operating income	9,296	12,753

Other income (expense), net	75	540

Earnings from continuing operations before income tax provision	9,371	13,293

Income tax provision	3,374	4,210
Earnings from continuing operations	5,997	9,083

Earnings (loss) from discontinued operations, net of tax	(5)	(105)
Net earnings	$5,992	$8,978

Basic earnings per share:
Earnings from continuing operations	$0.40	$0.61
Earnings from discontinued operations	$(0.00)	$(0.01)
Net earnings	$0.40	$0.60

Diluted earnings per share:
Earnings from continuing operations	$0.40	$0.61
Earnings from discontinued operations	$(0.00)	$(0.01)
Net earnings	$0.40	$0.60

Dividends per share	$0.25	$0.25

LUFKIN INDUSTRIES, INC.
Balance Sheet Highlights
(In thousands)

	March 31,	Dec. 31,
	2010	2009
Current assets	$333,308	$318,632
Total assets	556,809	541,590
Current liabilities	74,965	64,888
Shareholders' equity	441,027	435,679
Working capital	258,343	253,744

LUFKIN INDUSTRIES, INC.
Division Performance
(In thousands)
	Three Months Ended
	March 31,
	2010	2009
Sales:
Oilfield	$89,921	$111,683
Power transmission	37,202	41,455
Total	$127,123	$153,138

	March 31,	December 31,	March 31,
	2010	2009	2009
Backlog:
Oilfield	$86,540	$43,282	$93,306
Power transmission	105,988	96,960	114,708
Total	$192,528	$140,242	$208,014

LUFKIN INDUSTRIES, INC.
Reconciliation of Net Income under U.S. GAAP to Adjusted Net Earnings
(In thousands, except per share data)
(unaudited)
	Three Months Ended
	March 31,
	2010	2009
Earnings from continuing operations	$5,997	$9,083

Plus: Litigation reserve, net of tax	0	1,935

Adjusted net earnings from continuing operations	$5,997	$11,018

Diluted earnings per share:
Earnings from continuing operations	$0.40	$0.61
Plus: Litigation reserve	$0.00	$0.13
Adjusted net earnings	$0.40	$0.74